Filed pursuant to Rule 433.  Registration statement nos. 333-184147 and 333-184147-01.

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The RBS ETNs are designed to provide commodity exposure on the basis of expected economic global demand. By investing in futures contracts with varying maturities, the Index seeks to maximize returns when there are significant price differences between near-dated and future-dated commodity contracts. This is unlike many commodity-linked investments in the market today which invest solely in front month contracts. A special rollover calendar defines specific selection criteria for each commodity contract, including term structure, seasonality and liquidity.

The individual commodity weightings are determined on the basis of the expected economic global demand for each commodity and are reset to their target weights on a semi-annual basis. Jim Rogers and the Index Committee annually review and adjust, as necessary, the composition of the Index.

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"The Annual Investor Fee" accrues on a daily basis.

"Daily Redemption Value" refers to the price per ETN at which The Royal Bank of
Scotland plc shall repurchase any ETNs offered by investors for repurchase
(provided that at least 20,000 ETNs are offered for repurchase) or shall redeem any ETNs called by it for redemption at its option, in each case, subject to the terms and conditions described in the pricing supplement and prospectus. The amount reflects the Daily Redemption Value at the close of the market on the prior trading day in the United States.

"Shares Outstanding" means to the number of ETN units outstanding at the close of market on the prior trading day in the United States. "Issue Size (USD
000's)" means an amount equal to the Daily Redemption Value multiplied by Shares
Outstanding.

Returns (as of market close 11/30/2012).

The returns indicated below reflects the percentage change through the end of the previous calendar month in the closing level of the index, the daily redemption value or the ETN market price, as applicable, from the beginning of the relevant period (e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be). The
Index performance information below does not include the annual investor fee or any transaction costs or expenses. None of the information below should be taken as any indication of the future performance of the Index or the ETNs.

                  1 mo.  3 mo.   6 mo.   YTD    1 Yr. Since Inception
----------------- ------ ------ ------- ------ ------ ---------------
Index             -0.65% -4.61% +10.94% +2.78% +4.69%    +3.97%
----------------- ------ ------ ------- ------ ------ ---------------
Redemption Value   N/A    N/A    N/A     N/A    N/A       N/A
----------------- ------ ------ ------- ------ ------ ---------------
ETN Market Return  N/A    N/A    N/A     N/A    N/A       N/A
----------------- ------ ------ ------- ------ ------ ---------------

Source: Bloomberg

All Return information presented above is updated once a month and is presented as of the end of previous calendar month.

"Index" refers to the percentage change in the closing level of the Index from the month end of the relevant period (e.g., closing level of the Index from month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

"Redemption Value" refers to the percentage change in the Daily Redemption Value of the RBS ETN from the month end of the relevant period (e.g., the Daily
Redemption Value at month-end, 1 mo., 3 mos., 6 mos. prior, as the case may be)
through the market close at the end of the previous calendar month.

"ETN Market Return" refers to the percentage change in the closing price of the
RBS ETNs as reported on NYSE Arca from the month end of the relevant period
(e.g., 1 mo., 3 mos., 6 mos. prior, as the case may be) through the market close at the end of the previous calendar month.

CERTAIN RISK CONSIDERATIONS: The RBS ETNs involve risks not associated with an investment in conventional debt securities, including a possible loss of some or all of your investment. The level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to the RBS ETNs in order for you to receive at least the principal amount of your investment back at maturity or upon early repurchase or redemption. The RBS ETNs and the Index do not provide exposure to spot prices of the relevant commodities and, consequently, may not be representative of an investment that provides exposure to the spot prices of the relevant commodities or buying and holding the relevant commodities. The prices of commodities are volatile and are affected by numerous factors. The Index may include futures contracts on non-U.S. exchanges and trading on such exchanges may be subject to different and greater risks than trading on U.S. exchanges. Even though the RBS ETNs are listed on the NYSE Arca, a trading market may not develop and the liquidity of the RBS ETNs may be limited and/or vary over time, as RBS plc is not required to maintain any listing of the RBS ETNs. The RBS ETNs are not principal protected and do not pay interest. Any payment on the RBS ETNs is subject to the ability of RBS plc, as the issuer, and RBS Group, as the guarantor, to pay their respective obligations when they become due. You should carefully consider whether the RBS ETNs are suited to your particular circumstances before you decide to purchase them. We urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the RBS ETNs.

The RBS ETNs are not suitable for all investors. You should carefully read the relevant pricing supplement and prospectus, including the more detailed explanation of the risks involved in any investment in the RBS ETNs as described in the "Risk Factors" section of the pricing supplement, before investing.

IMPORTANT INFORMATION: RBS plc and RBS Group have filed a registration statement
(including a prospectus) with the U.S. Securities and Exchange Commission (SEC)
for the offering of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed by RBS plc and RBS Group with the SEC for more complete information about RBS plc and RBS Group, and the offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS plc, RBS Securities Inc. (RBSSI) or
any dealer participating in the offering will arrange to send you the prospectus and the pricing supplement at no charge if you request it by calling
1-855-RBS-ETPS (toll-free).

The RBS ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests
Inc. ("Beeland Interests"), James B. Rogers, Jr. or Diapason Commodities
Management SA ("Diapason"). Neither Beeland Interests, James B. Rogers, Jr. nor
Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this document, or the advisability of investing in securities or commodities generally, or in the
RBS ETNs or in futures particularly. "Jim Rogers", "James Beeland Rogers, Jr.",
"Rogers", "Rogers International Commodity Index", "RICI", "RICI Enhanced", and
the names of all other RICI Enhanced(SM) Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license. The personal names and likeness of Jim Rogers/James Beeland Rogers,
Jr. are owned and licensed by James Beeland Rogers, Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES
OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS
INTERNATIONAL COMMODITY INDEX ("RICI"), THE RICI ENHANCED, ANY SUB-INDEX
THEREOF, OR ANY DATA INCLUDED THEREIN. SUCH PERSON SHALL NOT HAVE ANY LIABILITY
FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY,
EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE RBS ETNS, OR
ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI, THE RICI ENHANCED, ANY
SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE RBS ETNS. NEITHER BEELAND
INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, MAKES
ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO
THE RICI, THE RICI ENHANCED, ANY SUB INDEX THEREOF, OR ANY DATA INCLUDED
THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND
INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY
LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL
DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED
HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS
OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS
DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR
OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF
INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED
FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER
FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER,
INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY
PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR
AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE
DATA INCLUDED OR REFLECTED THEREIN.

The Index is calculated by NYSE Arca, Inc. ("NYSE Arca"), a wholly-owned subsidiary of NYSE Euronext. The RBS ETNs, which are based on the Index, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such product.

NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS
ALL

WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT
TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY
LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES
(INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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